EXHIBIT 10.2

REPUBLIC EXPLORATION LLC

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

AND ADDITIONAL AGREEMENTS

The undersigned, being all of the members of Republic Exploration LLC, a Delaware limited liability company, hereby (1) amend, as set forth below, the Limited Liability Company Agreement among them dated August 24, 2000, as previously amended (the “LLC Agreement”), and (2) agree to additional matters respecting the LLC agreement as set forth below.

1. Definitions. Terms defined in the LLC Agreement are used in this Agreement with the same meanings assigned to them in the LLC Agreement.

2. Transfer of Interest: Change in Defined Term. Juneau Exploration, L.P., a Texas limited partnership “Juneau”, which was formerly know as Juneau Exploration Company, LLC has transferred portions of its interests in the Company to REX and to Centaurus Oil and Gas, LP, a Texas limited partnership (“Centaurus”). Fairfield and REX consent to those transfers on the terms hereinafter set forth.

The term “Juneau” as used in the LLC Agreement refers to the said Juneau Exploration, L.P., a Texas limited partnership.

3. Execution of LLC Agreement by Centaurus. By signing this Agreement, Centaurus executes the LLC Agreement, hereby acknowledging acceptance by Centaurus of all of the terms and provisions of the LLC Agreement.

4. Amendments. The LLC Agreement is hereby amended as follows:

(a) The first paragraph of section 8(a) is amended in its entirety to read:

Effective as of September 1, 2005, the Members will have the following interests in the profits of the Company:

REX	42.70046%
Fairfield	33.33334%
Centaurus	9.36712%
Juneau	14.59908%

For the purposes of the Company’s fiscal year ending December 31, 2005 and in respect of the interests transferred by Juneau to REX and Centaurus: Centaurus will have no interest n the profit or loss of the Company through August 31, 2005, and the shares of REX and Juneau in that profit or loss will be determined on the basis of their respective interest prior to September 1, 2005; for the balance of the 2005 fiscal year, the shares of REX, Juneau and Centaurus in the profit or loss of the Company will be determined on the basis of their respective interests as set forth above. Distributions pursuant to Section 9 for the Company’s fiscal year ending December 31, 2005 will be made in accordance with the preceding sentence.

(b) Section 12 of the LLC Agreement is amended by adding a new subdivision (c) as flows and by relettering the current subdivisions (c) and (d) to (d) and (e):

(c) While the Company is in existence and for a period of one (1) year thereafter, Centaurus and Centaurus Oil and Gas GP, LLC, a Delaware limited liability company (“Centaurus GP”), will not — and Centaurus and Centaurus GP will cause any entity which it, either directly or indirectly, controls not to — without the approval of the other Members, (i) acquire any interest in any area covered by any of the Data, or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from, or assist anyone else to recover or exploit or derive any benefit from any area covered by any of the Data; but the restrictions of this Section 12 (c) will only apply to areas with respect to which Centaurs gains knowledge as a result of its membership in the Company.

(c) As hereinabove amended the LLC Agreement remains in full force and effect.

5. Internal Revenue Code Election. In accordance with Section 8(e) of the LLC Agreement, the Company will elect to adjust the basis of the Company’s property in accordance with the provisions of the Internal Revenue Code.

6. Other Matters Pertaining to the Transfer to Centaurus.

(a) Centaurus makes the same acknowledgement that Juneau, REX and the Company make in the fourth paragraph of Section 5(a) of the LLC Agreement, to wit: Centaurus acknowledges that Fairfield’s business is the licensing and other exploitation of the very Data licensed to the Company under the LLC Agreement and that the protection of the Data as provided in the LLC Agreement is essential to Fairfield.

(b) Centaurus acknowledges and confirms (i) that neither Fairfield nor REX made any representation, warranty, promise or other statement to it about the Company or in the connection with Centaurus’s investment in the Company, and (ii) that Centaurus made its investment in the Company based solely on its own investigation and due diligence. Centaurus will not have any claim whatsoever against Fairfield or REX arising out of or in connection with its investment in the Company.

(c) Centaurus confirms to the Company and to the other Members that it is experienced in the oil and gas industry and that it is fully aware of the risks involved in the venture set forth in the LLC Agreemment.

7. Transfer by Centaurus of its Interest. Centaurus may transfer its entire interest under the LLC Agreement or a newly-formed limited liability company or limited partnership of which Centuarus is the sole member or sole manager or sole general partner or sole limited partner, as the case may be, provided that

(a) if the transferee is not a limited liability company of which Centaurus is the sole member, Centaurus certifies to the Company and the other Members that the transfer was made in exchange for fair consideration or that the investors in Centaurus approved the transfer;

(b) if the transferee is not a limited liability company of which Centaurus is the sole member of a limited partnership of which Centaurus is the sole general partner, Centaurus certifies to the Company and the other Members that the transferee is controlled (as defined below) by Centaurus or by an entity that Centaurus controls or by an entity that controls Centaurus; and

(c) the transferee signs the LLC Agreement by executing an instrument in the form of EXHIBIT 13d-1 to the LLC Agreement as required by Section 13 (d) of the LLC Agreement.

Control means the ability to elect a majority of the directors or members of the governing body of an entity or in any other manner to control or determine the management of an entity. Control may be direct of indirect through one or more entities.

Centaurus will indemnify each of the other Members against any liability and hold each of them harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) that any such Member incurs on account of any claim against it arising out of or in connection with a transfer by Centaurus of its interest in the Company.

IN WITNESS WHEREOF, the Members have executed this Amendment dated September 1, 2005.

FAIRFIELD INDUSTRIES INCORPORATED

By:
Name:	Marc Lawrence
Title:	Sr. Vice President

(SIGNATURES CONTINUED ON NEXT PAGE)

JUNEAU EXPLORATION, L.P.

By:
Name:	John B. Juneau
Title:	General Partner

REX OFFSHORE CORPORATION

By:
Name:	Kenneth R. Peak
Title:	President and CEO

CENTAURUS OIL AND GAS, LP
By:	Centaurus Oil and Gas GP, LLC, General Partner

By:
Name:	Timothy J. Detmering
Title:	Manager

To include Fairfield, REX and Juneau to enter into the foregoing Agreement, and in consideration thereof, the undersigned, Centaurus Oil and Gas GP, LLC, a Delaware limited liability company (“Centaurus GP”), agree to the provisions of Section 12 (c) of the LLC Agreement and agrees to abide by and perform those provisions that apply to it.

Centaurs GP confirms to the Company, Fairfield, REX and Juneau that it controls Centaurus. Centaurus GP will notify the Company and its Members if it ceases to control Centaurus.

CENTAURUS OIL AND GAS GP, LLC

By:
Name:	Timothy J. Detmering
Title:	Manager

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